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Exhibit 4.3

SECOND AMENDMENT TO GUARANTEE AGREEMENT

        SECOND AMENDMENT TO GUARANTEE AGREEMENT, dated as of                        , 2003, to the Guarantee Agreement (defined below), made by among Foster Wheeler LLC, a limited liability company organized under the laws of Delaware (the "Company"), Foster Wheeler Ltd., a company incorporated under the laws of Bermuda (together with Foster Wheeler LLC, the "Guarantors"), and BNY Midwest Trust Company, an Illinois trust company (the "Guarantee Trustee"), as successor to the obligations of Harris Trust and Savings Bank, an Illinois banking corporation.

W    I    T    N    E    S    S    E    T    H

        WHEREAS, pursuant to a declaration of trust (the "Declaration of Trust"), dated as of May 8, 1998, executed by the Company (as successor to Foster Wheeler Corporation) and the trustees of FW Preferred Capital Trust I, a wholly-owned business trust organized under the laws of Delaware (the "Trust"), the Trust has issued 9.00% Preferred Securities, Series I (liquidation amount $25 per preferred security) (the "Trust Preferred Securities");

        WHEREAS, in connection with the issuance by the Trust of the Trust Preferred Securities, Foster Wheeler LLC provided a guarantee pursuant to the Guarantee Agreement for the benefit of the Holders from time to time of the Trust Preferred Securities (the "Holders") of the Guarantee Payments under the terms and conditions set forth in the Guarantee Agreement dated as of January 13, 1999;

        WHEREAS, pursuant to the Amendment of Guarantee Agreement dated as of March 15, 2003 between Foster Wheeler Ltd. and the Guarantee Trustee, Foster Wheeler Ltd. became a party to the Guarantee Agreement and provided a guarantee of the Guarantee Payments (the Guarantee Agreement as so amended, the "Guarantee Agreement");

        WHEREAS, the Guarantors desire to amend the Guarantee Agreement for the purpose of changing and eliminating certain provisions;

        WHEREAS, Section 9.2 of the Guarantee Agreement provides that the Guarantee Agreement may be amended, subject to certain exceptions, with the consent of not less than 66 2/3% of the aggregate liquidation amount of the Trust Preferred Securities; and

        WHEREAS, the Company has received consents to the following amendments from the Holders of at least 66 2/3% of the aggregate liquidation amount of the Trust Preferred Securities.

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantors and the Guarantee Trustee hereby agree as follows:

ARTICLE I
EFFECTIVENESS AND EFFECT

        Section 1.1. Effectiveness and Effect.

        This Second Amendment to Guarantee Agreement shall take effect on the date hereof. The provisions set forth in this Second Amendment to Guarantee Agreement shall be deemed to be, and shall be construed as part of, the Guarantee Agreement. All references to the Guarantee Agreement in the Guarantee Agreement or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Guarantee Agreement as amended by this Second Amendment to the Guarantee Agreement.

ARTICLE II
AMENDMENT OF CERTAIN PROVISIONS OF THE GUARANTEE

        Section 2.1. Deletion of Certain Provisions.

  (a)
  The section heading and the text of Section 6.1 of the Guarantee Agreement are hereby deleted and eliminated in their entirety and replaced with "[Intentionally Deleted by Amendment]".

  (b)
  All references in the Guarantee Agreement, as amended by this Section 2.1, to any of the provisions deleted and eliminated as provided above, or to terms defined in such provisions, shall also be deemed deleted and eliminated.

ARTICLE III
MISCELLANEOUS

        Section 3.1. Guarantee Agreement Effective.

        Except as amended and supplemented hereby, the Guarantee Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

        Section 3.2. Amendment; Discharge.

        No provision of this Second Amendment to Guarantee Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties hereto.

        Section 3.3. Notices.

        All notices provided hereunder shall be deemed made when delivered to the principal executive offices of the party to be notified.

        Section 3.4. Governing Law.

        This Second Amendment to Guarantee Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

        Section 3.5. Counterparts.

        This Second Amendment to Guarantee Agreement may be executed in counterparts, each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instruments.

        Section 3.6. Guarantee Trustee.

        The Guarantee Trustee makes no representations as to the validity or sufficiency of this Second Amendment to Guarantee Agreement. The statements and recitals herein are deemed to be those of the Guarantors not of the Guarantee Trustee.

        Section 3.7. Trust Indenture Act to Control.

        If and to the extent that any provision of this Second Amendment to Guarantee Agreement limits, qualifies or conflicts with the duties imposed by Sections 310 to 318, inclusive, of the TIA, such imposed duties shall control. If any provision of this Amendment to Guarantee Agreement modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Second Amendment to Guarantee Agreement as so modified or excluded, as the case may be.

        Section 3.8. Headings.

        The titles and headings of the articles and sections of this Second Amendment to Guarantee Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

        Section 3.9. Separability.

        In case any one or more of the provisions contained in this Second Amendment to Guarantee Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Amendment to Guarantee Agreement, but this Second Amendment to Guarantee Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

        Section 3.10. Benefits of Amendment to Guarantee Agreement.

        Nothing in this Second Amendment to Guarantee Agreement, the Guarantee Agreement or the Trust Preferred Securities, express or implied shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of Trust Preferred Securities, any benefit of any legal or equitable right, remedy or claim under the Guarantee Agreement, this Second Amendment to Guarantee Agreement or the Trust Preferred Securities.

        Section 3.11. Assignment.

        The Guarantors will have the right at all times to assign any of their respective rights or obligations under this Second Amendment to Guarantee Agreement to one of their respective direct or indirect wholly owned subsidiaries; provided that, in the event of any such assignment, each Guarantor will remain liable for all such obligations. Subject to the foregoing, this Second Amendment to Guarantee Agreement is binding upon and inures to the benefit of the parties thereto and their respective successors and assigns. This Second Amendment to Guarantee Agreement may not otherwise be assigned by the parties thereto.

        Section 3.12. Definitions.

        Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Guarantee Agreement.

        IN WITNESS WHEREOF, the Guarantors and the Guarantee Trustee have caused this Amendment to be executed and delivered as of the date first written above.

FOSTER WHEELER LLC
By:	Name: Robert D. Iseman Title: Vice President
FOSTER WHEELER LTD.
By:	Name: Thomas R. O'Brien Title: Senior Vice President
BNY MIDWEST TRUST COMPANY, AS GUARANTEE TRUSTEE
By:	Name: C. Potter Title: Assistant Vice President

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  Exhibit 4.3